Exhibit 99.(n)

KKR SERIES TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

Effective date September 14, 2012

WHEREAS, KKR Series Trust (“Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“Act”);

WHEREAS, shares of beneficial interest of the Trust may be divided into separate series (each a “Fund” and collectively the “Funds”);

WHEREAS, the Trust, on behalf of the Funds, now desires to adopt a Multiple Class Plan pursuant to Rule 18f-3 under the Act (this “Plan”) with respect to the Funds;

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Plan is in the best interests of each class individually and the Trust as a whole; and

WHEREAS, the Trust employs KKR Asset Management LLC (“Adviser”) as its investment adviser and SEI Investments Distribution Co. (“Distributor”) as its distributor.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, this Plan in accordance with Rule 18f-3 under the Act and on the following terms and conditions:

1.             Features of the Classes. Each Fund is authorized to issue from time to time its shares of beneficial interest in the following classes: Investor Class, Institutional Class and KKR Class.  Shares of each Class of a Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each Class shall have a different designation; (b) each Class of shares shall bear any Class Expenses applicable to it, as defined in Section 7(b) below; and (c) each Class shall have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, shares of each Class of a Fund shall have the features described herein.

2.             Shareholder Servicing Plan and Agreement. The Trust has adopted and entered into a Shareholder Servicing Plan and Agreement (“Servicing Plan”) with the Distributor with respect to the Classes of shares of the Funds set forth in the Servicing Plan. Under the Servicing Plan, the Trust may pay the Distributor a fee at the rates set forth in the Distribution and Service Plan for arranging to provide the shareholder services described in the Servicing Plan (“Services”) to Fund shareholders. The Distributor may subcontract for the performance of one or more of the Services with persons who provide Services for Fund shareholders, including, without limitation, affiliated persons (or affiliated persons of affiliated persons) of the Trust (each a “Subcontractor”). Pursuant to the Servicing Plan, a Fund pays the Distributor a monthly fee at the rates set forth in the Servicing Plan that differ with respect to each Class. The Distributor may pay Subcontractors directly for Services they provide out of its fee.

3.             Distribution and Service Plan. The Trust has adopted a Distribution and Service Plan in accordance with Rule 12b-1 under the Act on behalf of Investor Class shares of the Fund. Under the Distribution and Service Plan, Investor Class shares of the Fund pay the Distributor monthly a fee at the annual rate set forth in the Distribution and Service Plan for services rendered by the Distributor in connection with any activity primarily intended to result in the sale of the shares of a Fund that is permissible under applicable law, rule or regulation, including, but not limited to: (a) compensation to broker-dealers that have entered into a sales agreement with the Distributor and financial institutions and other entities that make shares of the Fund available to their customers; (b) the development, formulation and implementation of marketing and promotional activities, including direct mail promotions and media advertising; (c) compensation to and expenses of the Distributor attributable to distribution and/or sales support activities, including travel, equipment, printing, delivery, telephone and mailing costs, and other overhead and office expenses of the distributor; (d) the preparation, printing and distribution of prospectuses, Statements of Additional Information and reports and any supplements thereto for persons other than existing shareholders; (e) the preparation, printing and distribution of sales literature and advertising materials; (f) expenses associated with processing new account applications; (g) the costs of administering the Plan; (h) expenses of organizing and conducting sales seminars; (i) the costs of retaining, compensating and paying reasonable expenses of employees, agents and subcontractors of the Distributor to support the distribution of the Investor Class shares; and (j) profit to the providers of the foregoing. In addition, a portion of such amount may be paid for account maintenance and personal service to shareholders within the meaning of NASD Rule 2830.

4.             Exchange Privileges. Shares of a Fund may also be exchanged directly for shares of another Class of the Fund, subject to any applicable sales charge. An investor may exchange each Class of shares of a Fund for shares of the same Class of any other Fund of the Trust (if available) that offers that Class based on the respective NAVs of the shares involved.

5.             Redemption Fees. Each Class of shares of a Fund may assess redemption fees upon the redemption of Fund shares in such amounts and under such conditions as determined by the Board of Trustees and as disclosed in the Fund’s current prospectus and shall be subject to such reductions or waivers as are disclosed in the Fund’s current prospectus.

6.             Eligibility Requirements.  Each Class of shares of a Fund shall be offered subject to the eligibility requirements and minimum initial or subsequent investment amount for the applicable Class of shares set forth in the prospectus from time to time.

7.             Allocations, Income and Expenses.

a.             The gross income and realized and unrealized capital gains of a Fund shall generally be allocated to each Class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each Class of a Fund. These expenses include:

1.             Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Class of shares of a Fund (“Trust Level Expenses”); and

2.             Expenses incurred by a Fund not attributable to any particular Class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b.             Expenses attributable to a particular Class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a Distribution and Service Plan and/or shareholder services agreement (such as the Distribution and Service Plan and Servicing Plan); (ii) transfer agent fees attributable to a specific Class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current shareholders of a specific Class; (iv) Blue Sky share registration or qualification fees incurred by a Class; (v) Securities and Exchange Commission registration fees incurred by a Class; (vi) the expense of administrative personnel and services to support the shareholders of a specific Class; (vii) litigation or other legal expenses relating solely to one Class; and (viii) trustees’ fees incurred as a result of issues relating to one Class.

Therefore, expenses of a Fund shall be apportioned to each Class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the Classes of shares based on their relative net asset values. Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it shall be charged to a Fund for allocation among Classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one Class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the Act and the Internal Revenue Code of 1986, as amended.

8.             Dividends/Distributions.  Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains as described in the prospectus.

9.             Waiver or Reimbursement of Expenses. Fees and expenses may be waived or reimbursed by the Adviser or any other service provider to the Trust without the prior approval of the Board of Trustees.

10.          Effectiveness of Plan. This Plan shall not take effect until it has been duly approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act).

11.          Material Modifications. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 10 hereof.

12.          Limitation of Liability. The Trustees of the Trust and the shareholders of a Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.